Exhibit 99.3

RENOVACOR, INC.

AMENDMENT 2019-1 TO

RENOVACOR, INC. 2018 STOCK OPTION AND GRANT PLAN

WHEREAS, Renovacor, Inc. (the “Company”) maintains the Renovacor, Inc. 2018 Stock Option and Grant Plan (the “Plan”);

WHEREAS, the Board of Directors and the stockholders of the Company have approved the amendment of the Plan as set forth herein.

NOW, THEREFORE, in accordance with the foregoing, effective August 12, 2019 (the “Effective Date”), the Plan shall be amended as follows:

1.    The first sentence of Section 3(a) of the Plan is hereby amended and restated in its entirety with a new first sentence of Section 3(a) that reads as follows:

“The maximum number of Shares reserved and available for issuance under the Plan shall be 1,118,869 Shares, subject to adjustment as provided in Section 3(b).”

2.    Except as set forth herein, the Plan shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, to record the adoption of this Amendment 2019-1 to the Plan, the Company has caused the execution of this instrument as of the Effective Date.

RENOVACOR, INC.

By:	/s/ Magdalene Cook
Name: Magdalene Cook
Title: Chief Executive Officer

[Signature Page to Amendment 2019-1 to Renovacor, Inc. 2018 Stock Option and Grant Plan]